NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations (800) 400-6407 investor.relations@primeasset.com

Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2011 Results

Dallas (April 2, 2012) – Income Opportunity Realty Investors, Inc. (NYSE:IOT), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2011.  During the three months ended December 31, 2011, we had a net income applicable to common shares of $3.02 million, or $0.72 per diluted earnings per share, as compared to a net income applicable to common shares of $1.73 million, or $0.41 per diluted earnings per share for the same period ended 2010.

The surplus cash flow notes receivable and interest income is recorded upon the receipt of cash.  During the three months ended December 31, 2011, the Company recorded interest income of $2.7 million as compared to $2.6 million during the same period ended 2010.

We had a net income applicable to common shares of $0.67 million, or $0.16 per diluted earnings per share for the year ended December 31, 2011, as compared to a net income applicable to common shares of $1.84 million, or $0.44 per diluted earnings per share for the same period ended 2010.

There were no rental and other property revenues for the twelve months ended December 31, 2011, and December 31, 2010.  In 2011, we recognized the sale of the land and storage warehouse known as Eagle Crest, resulting in no further rental revenues and the reclassification of its financial results to discontinued operations.

Property operations expenses were $22,000 for the twelve months ended December 31, 2011.  This represents a decrease of $21,000, as compared to the prior period operating expenses of $43,000, due to a decrease in professional services and POA fees.

Interest income was $4.4 million for the twelve months ended December 31, 2011.  This represents an increase of $0.1 million in the current year, as compared to interest income of $4.3 million in the prior period. The increase is due to the payments received on our notes receivables from Unified Housing Foundation, an affiliated entity. The receivables are surplus cash flow notes. The entity is required to pay on the notes when they generate surplus cash flow, thus interest income is recorded when received.  More surplus cash flow was generated in the current year, as compared to the prior year.

Mortgage loan interest expense was $1.2 million for the twelve months ended December 31, 2011.  This represents an increase of $0.1 million in the current year, as compared to interest expense of $1.1 million in the prior period.

     Earnings from unconsolidated subsidiaries and investees relate to IOT’s 10.0% investment in TCI Eton Square, LP.  This investment is accounted for under the equity method and recognizes its portion of the current period earnings.

Due to the 2011 net income, we had a net income fee expense due to our Advisor. This fee is based on a percentage of total net income.  The net income fee in 2011 was $54,000 in comparison to the 2010 net income fee of $99,000.  This fee was lower in the current year primarily due to reduced net income related to the income tax expense charged per the tax sharing agreement of $647,000.

Income tax expense was $821,000 for the twelve months ended December 31, 2011.  This represents an increase of $869,000 as compared to the prior period income tax benefit of $48,000.  The increase was primarily due to the $647,000 income tax due according to the tax sharing agreement with TCI.  In the prior year, there was no income tax due, therefore no payment was necessary.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land.  The Company invests in real estate through direct equity ownership and partnerships nationwide.  For more information, visit the Company’s website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2011	2010	2009
	(dollars in thousands)

Net income applicable to common shares	$669	$1,838	$920
Adjustments to reconcile net income applicable to common
shares to net cash used in operating activities:
Depreciation and amortization	-	18	186
Earnings from unconsolidated subsidiaries and investees	52	3	(18)
Gain on the sale of income-producing properties	(947)	-	-
Provision on impairment of real estate assets	1,474	-	-
(Increase) decrease in assets:
Accrued interest receivable	(2,692)	(1,959)	2,292
Other assets	690	148	(1,205)
Increase (decrease) in liabilities:
Accrued interest payable	1,935	109	-
Other liabilities	(278)	60	(609)
Net cash provided by operating activities	903	217	1,566
Cash Flow From Investing Activities:
Proceeds from sales of income-producing properties	1,892	-	6,860
Proceeds from sales of land	1,210	-	6,891
Proceeds from notes receivable	2,585	2,372	(440)
Real estate improvements	-	(58)	(156)
Affiliate receivable	(3,559)	(1,922)	(9,532)
Net cash provided by investing activities	2,128	392	3,623
Cash Flow From Financing Activities:
Payments on notes payable	(682)	(585)	(5,239)
Payments or debt assumption on maturing notes payable	(2,374)	-	-
Deferred financing costs	6	(6)	-
Repurchase of treasury stock	-	-	-
Net cash used in financing activities	(3,050)	(591)	(5,239)
Net increase in cash and cash equivalents	(19)	18	(50)
Cash and cash equivalents, beginning of period	20	2	52
Cash and cash equivalents, end of period	$1	$20	$2
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,154	$2,139	$5,612
Cash paid for income taxes	$-	$84	$-

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Real estate land holdings subject to sales, at cost	-	5,050
Total real estate	24,511	29,561

Notes and interest receivable from related parties	31,612	38,405
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	29,786	36,579
Cash and cash equivalents	1	20
Investments in unconsolidated subsidiaries and investees	37	89
Receivable and accrued interest from related parties	52,160	48,598
Other assets	1,546	2,240
Total assets	$108,041	$117,087

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,588	$27,335
Notes related to assets subject to sales contracts	-	9,269
Deferred revenue (from sales to related parties)	5,127	6,550
Accounts payable and other liabilities (including $0 in 2011 and $1 in 2010 from affiliated and related parties)	125	401
	33,840	43,555
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2011 and 2010	42	42
Treasury stock at cost, 5,461 shares in 2011 and 2010	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	12,243	11,574
Total shareholders' equity	74,201	73,532
Total liabilities and shareholders' equity	$108,041	$117,087